Exhibit 99.1

VALHI REPORTS SECOND QUARTER 2022 RESULTS
DALLAS, TEXAS . . August 4, 2022. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $28.0 million, or $.98 per share, in the second quarter of 2022 compared to $21.4 million, or $.75 per share, in the second quarter of 2021. For the first six months of 2022, Valhi reported net income attributable to Valhi stockholders of $73.4 million, or $2.57 per share compared to net income of $36.2 million, or $1.27 per share in the first six months of 2021. Net income attributable to Valhi stockholders increased in the second quarter and first six months of 2022 as compared to the same periods of 2021 primarily due to the net effects of higher operating results from our Chemicals Segment, the impairment of our Real Estate Management and Development Segment’s water delivery system fixed assets in the second quarter of 2022, and a gain on the sale of land not used in our operations in the second quarter of 2021.
The Chemicals Segment’s net sales were $565.3 million in the second quarter of 2022 compared to $478.6 million in the second quarter of 2021 and $1.1 billion in the first six months of 2022 compared to $943.6 million in the same period of 2021. The Chemicals Segment’s net sales increased in the 2022 periods compared to the same periods in 2021 primarily due to higher average TiO2 selling prices. The Chemicals Segment’s TiO2 sales volumes were 1% lower in the second quarter of 2022 as compared to the second quarter of 2021 and its sales volumes in the first six months of 2022 were comparable to the first six months of 2021. The Chemicals Segment’s average TiO2 selling prices were 26% higher in the second quarter of 2022 as compared to the second quarter of 2021 and 25% higher in the first six months of 2022 as compared to the first six months of 2021. The Chemicals Segment’s average TiO2 selling prices at the end of the second quarter of 2022 were 12% higher than the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing our Chemicals Segment’s net sales by approximately $29 million in the second quarter of 2022 and approximately $51 million in the first six months of 2022 as compared to the same periods of 2021. The table at the end of this press release shows how each of these items impacted our Chemical Segment’s net sales.
The Chemicals Segment’s operating income in the second quarter of 2022 was $69.2 million as compared to $47.4 million in the second quarter of 2021 and $155.6 million for the six months ended June 30, 2022 compared to $85.1 million for the same prior year period. The Chemicals Segment’s operating income increased in the 2022 periods as compared to the same periods in 2021 primarily due to the net effect of higher average TiO2 selling prices and higher production costs, including raw material and energy costs. The Chemicals Segment’s TiO2 production volumes were 4% lower in the second quarter of 2022 compared to the second quarter of 2021 and 1% higher in the first six months of 2022 compared to the same period of 2021. The lower production volumes in the second quarter of 2022 were primarily due to maintenance activities and availability of certain raw materials which temporarily reduced its production rates. The Chemicals Segment operated its production facilities at 98% of practical capacity utilization in the first six months of 2022 (100% and 95% in the first and second quarters of 2022, respectively) compared to 99% in the first six months of 2021 (97% and 100% in the first and second quarters of 2021, respectively).  Fluctuations in currency exchange rates (primarily the euro) also affected the year-to-date operating income comparison, which increased operating income by approximately $12 million in the second quarter of 2022 as compared to the second quarter of 2021 and increased operating income by approximately $7 million in the first six months of 2022 as compared to the first six months of 2021.
The Component Products Segment’s net sales were $41.6 million in the second quarter of 2022 compared to $36.3 million in the second quarter of 2021 and $83.7 million in the first six months of 2022 compared to $72.2 million in the same period of 2021. The Component Products Segment’s increase in net sales for both periods is due to higher marine components sales primarily to the towboat market and, to a lesser extent, higher security products sales across a variety of markets. Operating income attributable to the Component Products Segment was $7.7 million in the second quarter of 2022 compared to $5.8 million in the second quarter of 2021 and $14.0 million for the six months ended June 30, 2022 compared to $11.6 million for the same prior year period. The Component Products Segment’s operating income increased for both comparative periods primarily due to the favorable effect of higher sales partially offset by increased production costs including increased raw material costs, higher shipping costs, and increased labor.

The Real Estate Management and Development Segment had sales of $27.7 million in the second quarter of 2022, including $25.9 million in revenue on sales of land held for development, compared to sales of $10.4 million in the second quarter of 2021, including $8.5 million in revenue on sales of land held for development. For the first six months of 2022 the Real Estate Management and Development Segment had sales of $51.7 million, including $48.1 million in revenue on sales of land held for development, compared to sales of $18.5 million, including $15.1 million in sales of land held for development in the same period of 2021. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. Land sales revenues increased in the second quarter and first six months of 2022 as compared to the same periods in 2021 primarily due to an increase in development activity in 2022 compared to the same periods of 2021. Recognition of infrastructure reimbursement of $.8 million ($.4 million, or $.02 per share, net of income taxes and noncontrolling interest) in the second quarter of 2022 and $6.2 million ($3.2 million, or $.11 per share, net of income taxes and noncontrolling interest) in the second quarter of 2021 are also included in the determination of operating income. Due to historically low levels at Lake Mead, Nevada at the end of the second quarter of 2022, our Real Estate Management and Development Segment ceased operations at its water intake facility for the foreseeable future, and as a result our Real Estate Management and Development Segment recognized an impairment of $16.0 million ($8.0 million, or $.28 per share, net of income taxes and noncontrolling interest) of its water delivery system fixed assets which is included in determination of its operating income.
Corporate expenses were 13% higher in the second quarter of 2022 and 8% higher in the first six months of 2022 compared to the same periods of 2021. Corporate expenses increased in both periods due to higher litigation and related costs and higher environmental remediation and related costs in 2022 compared to 2021. In the second quarter of 2021 we sold excess property not used in our operations for net proceeds of approximately $8.4 million and recognized a pre-tax gain of $5.6 million ($4.3 million, or $.15 per share, net of income taxes and noncontrolling interest). Interest expense of $7.0 million in the second quarter of 2022 and $13.9 million in the first six months of 2022 decreased compared to the same prior year periods primarily due to lower average balances somewhat offset by higher interest rates on variable-rate indebtedness in 2022.
The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID‑19);

•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers or trade disputes;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime such as disruptions in energy supplies, transportation interruptions, cyber-attacks and public health crises such as COVID‑19);

•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Potential increases in interest rates;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.
Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2022	2021	2022
	(unaudited)
Net sales
Chemicals	$478.6	$565.3	$943.6	$1,128.2
Component products	36.3	41.6	72.2	83.7
Real estate management and development	10.4	27.7	18.5	51.7

Total net sales	$525.3	$634.6	$1,034.3	$1,263.6

Operating income (loss)
Chemicals	$47.4	$69.2	$85.1	$155.6
Component products	5.8	7.7	11.6	14.0
Real estate management and development	2.4	(5.0)	10.2	3.0

Total operating income	55.6	71.9	106.9	172.6

General corporate items:
Interest income and other	1.1	1.4	2.0	2.3
Gain on land and related sales	5.6	—	5.6	—
Changes in market value of Valhi common stock held by subsidiaries	.9	3.9	2.2	4.0
Other components of net periodic pension and OPEB expense	(4.6)	(3.3)	(8.9)	(6.6)
General expenses, net	(9.3)	(10.5)	(17.4)	(18.7)
Interest expense	(8.7)	(7.0)	(17.3)	(13.9)

Income before income taxes	40.6	56.4	73.1	139.7

Income tax expense	10.3	14.0	18.3	33.9

Net income	30.3	42.4	54.8	105.8

Noncontrolling interest in net income of subsidiaries	8.9	14.4	18.6	32.4

Net income attributable to Valhi stockholders	$21.4	$28.0	$36.2	$73.4

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.75	$.98	$1.27	$2.57

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES
(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2022 vs. 2021	2022 vs. 2021
Percentage change in TiO2 net sales:
TiO2 product pricing	26%	25%
TiO2 sales volumes	(1)	—
TiO2 product mix/other	(1)	—
Changes in currency exchange rates	(6)	(5)

Total	18%	20%